Exhibit 99.1

AGBA Group Holding Limited (NASDAQ: ‘AGBA’) Announces Q1 2023 Results and Sees Tremendous Opportunities for Growth as China and Hong Kong Rebound.

●	Revenue for Q1 2023 of USD$11.1m, up 533% on the same period in 2022

HONG KONG, May 15, 2023 (GLOBE NEWSWIRE) — NASDAQ-listed, AGBA Group Holding Limited (“AGBA”), the leading one-stop financial supermarket in Hong Kong, today published its financial results for the first quarter of 2023. The Group reported revenue of USD$11.1m, which is 5 times higher compared to Q1 2022.

During March 2023, the Group recorded the highest level of new business applications in the past three years. AGBA expects strong growth to continue throughout the remaining quarters of the year. The Group’s optimistic outlook is driven by Hong Kong’s economic rebound, marked by the reopening of borders, the return of mainland visitors, and strong domestic demand.

Throughout the first quarter, AGBA continued its tech deployment with ongoing enhancements to its client and advisor tools, further improving our customer journeys. In its Platform Business, the Group onboarded 10 new insurance partners and released more than 170 new insurance and investment products – offering over 2,000 financial products in total. In its Distribution Business, the Group signed up three new distribution partners using AGBA’s platform business, OnePlatform, as well as one of the large local banks. It also kickstarted a new incubation distribution channel, partnering with smaller adviser teams.

In April 2023, the Group continued its international expansion drive by announcing an agreement to acquire Sony Life Financial Advisers Pte Ltd, a licensed financial adviser and insurance broker in Singapore. This acquisition marks a key milestone for AGBA to drive its expansion beyond the Greater Bay Area into Southeast Asia.

Also in April 2023, AGBA has in place a program to repurchase up to 1 million shares (up to a maximum value of USD 10 million). The share repurchase program reflects AGBA’s commitment to returning value to its shareholders, while maintaining the financial flexibility to invest in growth opportunities.

Wing-Fai Ng, Group President, AGBA Group Holding Limited said, “Hong Kong’s rebound and the return of mainland visitors, coupled with our commitment to innovation and expansion, sets the stage for an exciting period of growth and prosperity for AGBA. We expect to see continued growth, especially during the second half of this year. We remain committed to investing in our businesses, creating innovative technologies and expanding our product offerings to stay ahead of the curve and capitalize on Hong Kong’s unique opportunities. Year 2023 is going to an exciting year for all of us at AGBA.”

For a detailed analysis of our Q1 2023 financial results and future outlook, please refer to the accompanying investor presentation available on our website at www.agba.com/ir

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Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s goals and strategies; the Company’s future business development; product and service demand and acceptance; changes in technology; economic conditions; the outcome of any legal proceedings that may be instituted against us following the consummation of the business combination; expectations regarding our strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities; reputation and brand; the impact of competition and pricing; government regulations; fluctuations in general economic and business conditions in Hong Kong and the international markets the Company plans to serve and assumptions underlying or related to any of the foregoing and other risks contained in reports filed by the Company with the SEC, the length and severity of the recent coronavirus outbreak, including its impacts across our business and operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof.

About AGBA Group:

Established in 1993, AGBA Group Holding Limited (NASDAQ: “AGBA”) is a leading one-stop financial supermarket based in Hong Kong offering the broadest set of financial services and healthcare products in the Guangdong-Hong Kong-Macao Greater Bay Area (GBA) through a tech-led ecosystem, enabling clients to unlock the choices that best suit their needs. Trusted by over 400,000 individual and corporate customers, the Group is organized into four market-leading businesses: Platform Business, Distribution Business, Healthcare Business, and Fintech Business.

For more information about AGBA, please visit www.agba.com

Media and Investor Relations Contact:

Media: Kate Siu media@agba.com +852 3601 3699 Yuan Tung Financial Relations Limited Agnes Yiu ayiu@yuantung.com.hk +852 3428 5690	Investor Relations: Bethany Lai ir@agba.com +852 5529 4500
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